EQUICAP, INC.
5528 Westcott Circle
Frederick, MD 21703

March 7, 2007

Thomas W. Colligan
5528 Westcott Circle
Frederick, MD 21703

Re: Indemnification as a Director of Equicap, Inc.

Dear Mr. Colligan:

As you know, Equicap, Inc. (the “Corporation”) closed (the “Closing”) a share exchange transaction with Usunco Automotive Limited, today. You were a director and officer of the Corporation prior to the Closing. At the Closing, you tendered your resignation, effective immediately, from all offices that you hold with the Corporation, and from your position as a director of the Corporation, effective automatically as of the 10th day (the “Interim Period”) following the date that the Corporation mails out an information statement to its stockholders that complies with Rule 14f-1 of the Securities Exchange Act of 1934 and files the same with the Securities and Exchange Commission. Also at the Closing, Peter Wang was appointed as a director of the Corporation and as the Corporation’s Chairman and Chief Executive Officer.

You have agreed to remain as a director of the Corporation during the Interim Period and to review and consider as a director of the Corporation certain actions that the Corporation plans to take, including, without limitation, the filing of a Registration Statement on Form S-1 covering the resale of certain securities on behalf of certain stockholders of the Corporation (the “Registration Statement”), if the Registration Statement is filed during the Interim Period.

In consideration for your agreement to remain as a director of the Corporation during the Interim Period, the Corporation agrees to indemnify you as specified below.

1. Indemnification. The Corporation shall indemnify, defend and hold you harmless from and against any damages, liabilities, losses, taxes, fines, penalties, proceedings, suits, damages, deficiencies, costs, and expenses (including, without limitation, interest at the highest rate permitted by law, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (collectively, “Losses”), which may be sustained or suffered by you arising out of or in connection with any of the following matters:

(a) Any action that you take during the Interim Period on behalf of the Corporation as a director of the Corporation or as an agent of the Corporation at the direction of the board of directors; and

(b) Your execution and delivery of any board consents, information statements, reports or other documents filed with the U.S. Securities and Exchange Commission., including the Registration Statement on behalf of the Corporation.

2. Limitation on Indemnification. Notwithstanding the foregoing, the indemnification obligations of the Corporation will not apply to any Losses that arise as the result of your willful misconduct or gross negligence nor shall it apply to Losses arising from information provided to the Corporation or its agents in writing by your affiliates for inclusion in the Registration Statement. Furthermore, the indemnification obligations of the Corporation shall not affect any obligations that you or any of your affiliates may have to indemnify the Corporation as a result of information contained in the Registration Statement regarding your affiliate’s participation in the offering as a selling stockholder.

3. Governing Law and Consent to Jurisdiction. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York federal court and each of the parties hereto (i) waives any objection which such party may now or hereafter have to the venue for any such action or proceeding and (ii) irrevocably and unconditionally accepts, with regard to any such action or proceeding, the personal jurisdiction of such courts and waives any defense or objection that it might otherwise have to such court’s exercise of personal jurisdiction with respect to it. A final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or, if any action or proceeding cannot be instituted in any federal court in New York to commence any such legal proceedings or otherwise proceed against any other party in any other jurisdiction.

4. Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of the parties hereto. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement. Nothing contained herein shall be deemed to prohibit any party from seeking equitable relief, such as specific performance or other similar remedies, from a court of competent jurisdiction.

6. Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Sincerely, Equicap, Inc.

By:
Name:
Title:

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